Exhibit 10.2

SEVERANCE AGREEMENT

This Severance Agreement (the “Agreement”) dated and effective as of June 26, 2010 (the “Effective Date”) is entered into by and between Westway Group, Inc., a Delaware corporation with headquarters in New Orleans, Louisiana (the “Company”), and Wayne N. Driggers (“Executive”).

WHEREAS, the Company employs the Executive in the position of President; and,

WHEREAS, it is understood that the Executive is employed by the Company on an “at will” basis, and, as such can be terminated by the Company and/or by action of the Company’s Board of Directors to effect such termination, with or without cause; and,

WHEREAS, the Company wishes to provide an inducement for the Executive to remain with the Company; and,

WHEREAS, the Company and the Executive wish to memorialize the terms of the Company’s severance promises to the Executive in writing.

THEREFORE, in consideration of the foregoing and the mutual provisions contained herein, and for other good and valuable consideration, the parties hereto agree with each other as follows:

1.             Term of Agreement

(a)           The term of this Agreement shall commence on the Effective Date and expire at the end of the month in which the Executive reaches age 70.

(b)           This Agreement cannot be modified or terminated (except as expressly provided herein) without the mutual consent of the Company and the Executive;

(c)           Following the expiration of the Term, the Company will have no further obligations to the Executive under this Agreement.

2.             Position

The Executive will be appointed as President of the Company and shall report to the Chief Executive Officer and Board of Directors of the Company within five days of the Effective Date.  The Executive will also be appointed by the Board of Directors to fill the unexpired term of Mr. Peter Harding on the Board of Directors within thirty days of the Effective Date.  The Executive shall have the duties, responsibilities and authority commensurate with the Executive’s title and position.  The Executive shall carry out the duties and responsibilities of the Executive’s position primarily at the Corporate Office of the Company located in New Orleans, Louisiana.

3.             Compensation and Benefits

(a)           Base Salary.

Executive’s current base salary is $320,000.00 per annum.  Executive’s base salary may be increased by the Board of Directors at any time.  The term “Base Salary” as utilized in the Agreement shall refer to the Executive’s base salary in effect as of the Effective Date, as the same may be increased by the Board of Directors from time to time.  Except as may otherwise be provided in this Agreement, any obligation to pay Executive’s Base Salary will cease upon termination of the Executive’s employment.

(b)           Annual Bonus.

For each calendar year during which the Executive is employed by the Company, the Executive is eligible to earn an annual performance-based bonus pursuant to the Westway Group, Inc. 2010 Incentive Compensation Plan which is determined by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”).

(c)           2009 Stock Bonus.

Executive was previously awarded bonus compensation of $225,000.00 (the “2009 Stock Bonus”) that was to be paid in restricted stock of the Company, provided that the Plan was approved by the Company’s shareholders at the Company’s 2010 annual meeting.  The Company agrees to pay the 2009 Stock Bonus to the Executive in cash (and not restricted stock) within five (5) days of the Effective Date.

(d)           Retention Bonus.

The Company hereby awards to Executive a retention bonus (the “Retention Bonus”) in the amount of $1,000,000.00 payable in registered shares of the Class A Common Stock of the Company bearing the restrictions described hereinbelow (the “Restricted Stock”).  The Restricted Stock will be issued to Executive pursuant to the terms and conditions of this Agreement and The Westway Group, Inc. 2010 Bonus Compensation Plan (the “Plan”).  The number of shares of Restricted Stock to be issued to the Executive shall equal the quotient of 1,000,000 divided by the closing price on NASDAQ of the Class A Common Stock of the Company on the Effective Date.  Except as otherwise provided in Sections 6(e) and 8(c) of this Agreement, the Restricted Stock shall vest as follows provided that the Executive remains employed with the Company as of such date:  one-quarter shall be immediately vested upon the Effective Date; one-quarter shall vest at midnight on the first anniversary of the Effective Date; one-quarter shall vest at midnight on the second anniversary of the Effective Date; and the balance shall vest at midnight on the third anniversary of the Effective Date.  You are precluded from selling, encumbering or in any way alienating your unvested shares of Restricted Stock and, unless the sale is first approved by the Board of Directors, your vested shares of Restricted Stock.  Further, any sales of your vested shares of Restricted Stock approved by the Board of Directors, shall be subject to insider trading rules and company policy.  Notwithstanding the foregoing, gratuitous transfers to related parties and/or entities may be permitted by the terms of the Plan.

(e)           Benefits.

For so long as the Executive is employed by the Company and as expressly provided herein, the Executive shall be entitled to receive employee benefits, fringe benefits and perquisites consistent with, and on the same basis as, other high level executives in the Company (the “Benefits”).

(f)            ADA, FMLA and Age Discrimination Laws.

This Agreement is subject to the Americans with Disabilities Act (“ADA”), the Family and Medical Leave Act (“ FMLA”) and all Age Discrimination Laws of the United States.

4.             Definitions

(a)           “Cause” shall mean for the purposes of this Agreement the commission of acts of gross negligence, fraud, theft, or misappropriation against the Company or the conviction of a felony under the law.

(b)           “Without Cause” shall mean the absence of Cause.

(c)           “Constructive Termination” for purposes of this Agreement shall mean (1) a reduction in Base Salary or Benefits; (2) any requirement that the Executive’s services be rendered primarily at a location or locations other than the Company’s corporate offices in New Orleans, Louisiana; (3) a material diminution by the Company of the Executive’s roles and responsibilities as President of the Company and/or a member of the Board of Directors of the Company; (4) any material breach of this Agreement or the spirit of this Agreement by the Company; or (5) the creation of a hostile work environment whereby the Executive is unable to carry out the duties and responsibilities of the Executive’s roles and responsibilities as President of the Company.

(d)           “Change in Control” means (i) any person or “group” (as defined in Section 13(d)(3) of the 1934 Act), other than ED&F Man Holdings Limited and its subsidiaries, acquiring (whether by stock purchase, asset purchase, merger or otherwise) twenty percent (20%) or more of the voting power of the Company’s then outstanding voting shares, or (ii) the individuals who, as of July 1, 2010, are members of the Board of Directors (the “Incumbent Board”), cease for any reason to constitute more than fifty percent of the Board of Directors; provided, however, that if the election, or nomination for election by the Company’s shareowners, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors; or (iii) approval by shareowners of the Company of a complete liquidation or dissolution of the Company or an agreement for the sale or other disposition of all or substantially all of the assets of the Company.

(e)           “Disabled” and “Disability”, as used herein, shall mean Executive’s inability to perform the essential duties and responsibilities of Executive’s job with reasonable accommodation, for a continuous period of 90 days or more, or for 120 days or more in a12 month period, due to a physical or mental condition.

5.             Termination for Cause/Resignation by Executive.

The Company may terminate Executive’s employment with Cause and the Executive may resign from employment from the Company for any reason or no reason at all.  Upon the Company’s termination of the Executive for Cause or the Executive’s resignation (other than the Executive’s death or Disability), Executive shall be entitled to receive only that portion of Executive’s Base Salary earned, but unpaid, as of the date of termination, payable no later than 30 days after Executive’s date of termination.  The Executive will also receive all vested benefits, including 401k and previously deferred compensation.

6.             Termination of Employment Without Cause

The Company may terminate Executive’s employment Without Cause.  If the Company terminates the Executive’s employment Without Cause for any reason other than the Executive’s death or Disability, Executive shall be entitled to receive the following:

(a)           that portion of Executive’s Base Salary earned, but unpaid as of the date of termination, paid within 30 days of the date of the Executive’s termination;

(b)           a pro-rata portion of the Executive’s Annual Bonus earned in the year of termination, measured as of the date of termination, paid at the same time as all other Company annual bonuses are paid for the year in which Executive’s employment terminates, but in no event later than March 15 of the calendar year following the year in which Executive’s employment terminates;

(c)           any Annual Bonus earned by the Executive for a prior completed calendar year to the extent not therefore paid and not theretofore deferred (with any such deferred amounts to be paid in accordance with and at the times set forth in the applicable deferral arrangement) paid at the same time as all other Company annual bonuses are paid for the prior completed year, but in no event later than March 15 of the calendar year following the year in which the Executive’s employment terminates (the amounts described in clauses (a), (b), and (c), and the times at which such amounts are paid, shall be hereinafter referred to as the “Accrued Obligations”);

(d)           a lump sum payment (the “Severance Payment”) equal to the sum of (x) Executive’s Base Salary in effect at the time of such termination, and (y) the cash portion of Executive’s Annual Bonus in respect of the calendar year immediately preceding the calendar year in which such termination occurs.  Payment of the Severance Payment will be made in cash; and

(e)           (A) any outstanding equity awards (including outstanding awards held by the Executive pursuant to the Westway Group, Inc. 2010 Incentive Compensation Plan and the Restricted Stock awarded to Executive hereunder as a Retention Bonus) shall become fully vested and exercisable and any restrictions thereon shall lapse effective as of the Executive’s date of termination and (B) any stock options outstanding as of Executive’s date of termination must be exercised within 90 days of the Executive’s date of termination (clauses (A) and (B) collectively referred to herein as the “Equity Benefits”).

In order to receive the Severance Payment, Executive will be required to sign a Settlement Agreement and Release of the Company (the “Release”).  The Severance Payment shall be paid to Executive within 10 business days following the expiration of the revocation period applicable to the Release consistent with applicable state and Federal law.  For the avoidance of doubt, (x) if the Executive is terminated Without Cause within 12 months of a Change in Control and is entitled to payments and/or benefits pursuant to Section 8 hereof, Executive shall not be entitled to any payments and/or benefits pursuant to this Section 6 and (y) the Severance Payment shall be calculated as provided in paragraph (d) above, regardless of the amount of time remaining in the Term of this Agreement at the time the Executive is terminated.

7.             Constructive Termination.

For purposes of this Agreement, a Constructive Termination shall constitute termination of the Executive Without Cause, subject to the provisions of this Section 7.  In order to confect a claim by the Executive of constructive termination, the Executive must provide written notice to the Company of the existence of the conditions giving rise to such a situation including evidential matter supporting the Executive’s allegation.  The Company shall have 30 business days following receipt of such notice (the “Cure Period”) during which it may remedy the condition.  In the event that the Company fails to remedy the condition constituting the Constructive Termination during the Cure Period, Executive must deliver notice to the Company that the condition has not been remedied which, for purposes of this Agreement, will constitute termination Without Cause.

8.             Termination After a Change in Control of the Company.

If within 12 calendar months of a Change in Control the Company terminates the Executive’s employment Without Cause for any reason other than the Executive’s death or Disability, Executive shall be entitled to receive:

(a)           the Accrued Obligations;

(b)           an amount equal to two times the Severance Payment; and

(c)           the Equity Benefits.

In order to receive the double Severance Payment provided for in paragraph (b) above, Executive will be required to sign a Settlement Agreement and Release of the Company (the “Release”).  The Severance Payment provided for in paragraph (b) above shall be paid to Executive within 10 business days following the expiration of the revocation period applicable to the Release consistent with applicable state and Federal law.  For the avoidance of doubt, (x) if the Executive is terminated Without Cause within 12 months of a Change in Control and is entitled to payments and/or benefits pursuant to this Section 8, Executive shall not be entitled to any payments and/or benefits pursuant to Section 6 hereof and (y) the Severance Payment shall be calculated as provided in paragraph (d) of Section 6 hereof, regardless of the amount of time remaining in the Term of this Agreement at the time the Executive is terminated..

9.             Death or Disability.

The Executive’s employment shall be automatically terminated upon Executive’s death.  If Executive becomes “Disabled”, the Company may terminate this Agreement after giving Executive 30 business days written notice of its intention to do so unless Executive returns to full-time performance of Executive’s duties within such 30 business day notice period.  Disputes on issues of Disability shall be determined by an impartial, reputable physician agreed upon by the parties or their respective doctors.  Upon the Executive’s termination due to death or Disability, the Executive or Executive’s estate shall be entitled to receive (1) six months Base Salary; (2) any Accrued Obligations; and (3) any Equity Benefits.

10.           Tax Matters.

(a)           With regard to any payments made under this Agreement which would trigger a tax under Internal Revenue Code (“IRC”) Sec. 280G for the Executive, the Company will gross up the payment for the IRC Section 280G tax liability.

(b)           The Company or any of its applicable affiliates shall withhold from any amounts payable or provided under this Agreement such federal, state or local taxes as shall be required to be withheld under any applicable law or regulation and other required or applicable deductions.

(c)           If and to the extent any portion of any payment, compensation or other benefit provided to Executive in connection with Executive’s separation from service (as defined in IRC Section 409A) is determined to constitute “nonqualified deferred compensation” within the meaning of IRC Section 409A and Executive is a specified employee as defined in IRC Section 409A(a)(2)(B)(i), as determined by the Company or any of its applicable affiliates in accordance with its procedures, by which determination Executive hereby agrees that Executive is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of separation from service (as determined under IRC Section 409A) (the “New Payment Date”), except as IRC

Section 409A may then permit.  The aggregate of any payments that otherwise would have been paid to Executive during the period between the date of separation from service and the New Payment Date (the “Postponement Period”) shall be paid to Executive in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.

(d)           If Executive dies during the Postponement Period, the amounts and entitlements delayed on account of IRC Section 409A of the Code shall be paid to the personal representative of Executive’s estate on the first to occur of the New Payment Date and thirty (30) days after the date of Executive’s death.

(e)           For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate payment for purposes of IRC Section 409A, and any payments that are due within the “short term deferral period” as defined in IRC Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise.  Neither the Company nor any of its applicable affiliates nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by IRC Section 409A.

(f)            All reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of IRC Section 409A shall be made or provided in accordance with the requirements of IRC Section 409A, including, without limitation, that (i) in no event shall reimbursements to Executive under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided, that Executive shall have submitted an invoice for such fees and expenses at least ten (10) days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits that Executive is entitled to receive in any given calendar year shall not affect the in-kind benefits that Executive is entitled to receive in any other calendar year; (iii) Executive’s right to reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (d) in no event shall Executive’s entitlement to reimbursements or in-kind benefits apply later than Executive’s remaining lifetime (or if longer, through the twentieth (20th) anniversary of the Effective Date).

(g)           This Agreement is intended to comply with the provisions of IRC Section 409A and shall, to the extent practicable, be construed in accordance therewith.

(h)           In no event shall a tax gross-up payment be paid later than the end of the year following the year that the related taxes, or taxes on the underlying income or imputed income, are remitted to the applicable taxing authority.  Employment Periods defined in this Agreement shall have the meanings given such terms under IRC Section 409A if and to the extent required to comply with IRC Section 409A.  In any event, neither the Company nor any of its affiliates makes any representations or warranty and shall have no liability to Executive or any other person if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to IRC Section 409A but not to satisfy the conditions of IRC Section 409A.

11.           If Executive’s employment ends for any reason, Executive agrees that Executive will immediately resign from any and all officer and director positions that Executive then has with the Company or any subsidiary or affiliate upon request of the Board of Directors of the Company.

12.           In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.

13.           While employed and for a period of two years following the date of termination of Executive’s employment for any reason, Executive shall not solicit or induce, or cause any other person to solicit or induce, any employee of the Company or any of its subsidiaries to leave the Company or any of its subsidiaries or in any way to modify his or her relationship with the Company.

14.           While employed and for a period of ten years following the date of termination of Executive’s employment for any reason, Executive shall not directly or indirectly disclose or furnish to any entity, firm, corporation or person, except as otherwise required by law or in the direct performance of the Executive’s duties for or to the Company, any confidential or proprietary non-public information of the Company.

15.           Executive agrees that upon termination of Executive’s employment, Executive shall provide to the Company all documents, papers, files (including electronic files) or other material in Executive’s possession or under Executive’s control that are connected with or derived from the Executive’s services to the Company or that belong to the Company.

16.           Mediation

The parties shall first try in good faith to settle by mediation any dispute arising out of or relating to this Agreement or its breach.  The mediation is to be administered by the American Arbitration Association (“AAA”).  The mediation shall be held in the City of New Orleans.  All expenses associated with the mediation shall be the responsibility of the Company.  If the mediation is unsuccessful, the parties may then resort to litigation or any other mutually agreeable dispute resolution procedure.

17.           Injunctive Relief

In the event of a breach by Executive of Executive’s obligations under this Agreement, the Company, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement.  Executive acknowledges that the Company shall suffer irreparable harm in the event of a breach or prospective breach of Sections 13, 14, and/or 15 hereof and that monetary damages would not be adequate relief.  Notwithstanding the provisions of

Section 16 (Mediation), the Company shall be entitled to seek and obtain temporary injunctive relief to enforce its rights under this Agreement in any court of competent jurisdiction without first attempting to settle the matter through mediation, provided that the Company does seek to mediate the dispute prior to seeking permanent equitable relief from the court.  This section shall survive the expiration of the Executive’s employment with the Company.

18.           Choice of Law; Venue.

The laws of the State of Louisiana (without giving effect to its conflicts of law principles) govern all matters arising out of or relating to this Agreement, including, without limitation, its validity, interpretation, construction, performance, and enforcement.  Any party bringing a legal action or proceeding against any other party arising out of or relating to this Agreement may bring the legal action or proceeding in the United States District Court for the Eastern District of Louisiana or in any court of the State of Louisiana sitting in New Orleans, Louisiana.

19.           Severability

Should any provision of this Agreement be rendered or declared legally invalid or unenforceable by a court or arbitration tribunal of competent jurisdiction or by the decision of an authorized governmental agency, invalidation or unenforceability of such provision shall not invalidate or render unenforceable any of the remaining provisions of this Agreement.

20.           The provisions of this Agreement contain the entire agreement and understanding of the parties regarding the Agreement and its provisions, and shall, as of the Effective Date, fully supersede any and all prior agreements, representations, promises or understandings, written or oral, between them pertaining to the subject matter.  The provisions of this Agreement may not be amended except in writing by the Executive and an authorized officer appointed by the Board of Directors of the Company to sign the amendment.

21.           Any failure by either party to exercise any of its rights to enforce any of the provisions of this Agreement shall not prejudice such party’s rights with respect to any subsequent or further violation, breach or default by the other party.  A waiver of any provision of this Agreement by the parties shall not be valid or effective unless memorialized in writing and signed by both parties to this Agreement.

22.           The rights and obligations of the Company under this Agreement will be transferable and will be binding upon and be enforceable by its successors and assigns; provided, however, that no assignment or transfer of Company’s rights and/or obligations hereunder will serve to release the Company from its obligations hereunder without the written agreement of the Executive.

IN WITNESS WHEREOF, Executive and the Company have executed this Agreement effective as of June 26, 2010.

WESTWAY GROUP, INC.

By:	/s/ Francis Jenkins, Jr.
Francis Jenkins, Jr.
Chairman of the Board and the Compensation Committee of the Board

EXECUTIVE

/s/ Wayne N. Driggers
Wayne N. Driggers
Date:	June 25, 2010